UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 17, 2014

PATTERN ENERGY GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36087	90-0893251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Pier 1, Bay 3

San Francisco, CA 94111

(Address and zip code of principal executive offices)

(415) 283-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Credit and Guaranty Agreement

On December 17, 2014, certain of our subsidiaries entered into an Amended and Restated Credit and Guaranty Agreement which increased our available limit under our existing revolving corporate credit facility from $145 million to $350 million. The facility has a four-year term and is comprised of a revolving loan facility, a letter of credit facility and a swing-line facility. As of the date of this filing, letters of credit in an amount of $48.2 million have been issued under the facility and we have an outstanding drawn loan balance of $50.0 under the facility. The facility is secured by pledges of the capital stock and ownership interests in certain of our holding company subsidiaries.

Interest Rate and Fees

The loans under our revolving credit facility are either base rate loans or Eurodollar rate loans. The base rate loans accrue interest at the fluctuating rate per annum equal to the greatest of the (i) the prime rate, (ii) the federal funds rate plus 0.50% and (iii) the Eurodollar rate that would be in effect for a Eurodollar rate loan with an interest period of one month plus 1.0%, plus an applicable margin ranging from 1.25% to 1.75% (corresponding to applicable leverage ratios of the borrower). The Eurodollar rate loans accrue interest at a rate per annum equal to LIBOR, as published by Reuters plus an applicable margin ranging from 2.25% to 2.75% (corresponding to applicable leverage ratios of the borrower). Under the facility, we pay a revolving commitment fee equal to the average of the daily difference between revolving commitments and the total utilization of revolving commitments times 0.50%. We also pay letter of credit fees.

Maintenance Covenants

Our revolver requires the subsidiary borrowers to maintain a leverage ratio (the ratio of borrower debt to borrower cash flow) that does not exceed 5.50:1.00 and an interest coverage ratio (the ratio of borrower cash flow to borrower interest expense) that is not less than 1.75:1.00.

Distribution Conditions

Certain of our subsidiaries are subject to usual and customary affirmative and negative covenants under our revolving credit facility. Specifically, with limited exceptions, such subsidiaries are prohibited from distributing funds to us unless the following conditions are met: (i) no event of default under the corporate credit facility has occurred and is continuing or would be caused by such distribution and (ii) the corporate credit facility borrowers are in compliance with the leverage ratio test and the interest coverage ratio test, both before and after giving effect to such declaration.

Prepayments, Certain Covenants and Events of Default

Our revolving credit facility also has customary covenants, prepayment provisions and events of default.

Deferred Restricted Stock Award Agreement

The Board has determined to allow non-employee directors the option to defer all of the restricted stock equity compensation they may receive in connection with their service until such time as their service as a director has terminated, and approved the form of deferred restricted stock unit grant notice and agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See description under Item 1.01 – Amended and Restated Credit and Guaranty Agreement above.

Item 7.01. Regulation FD Disclosure.

On December 17, 2014, the Company issued a press release related to the Amended and Restated Credit and Guaranty Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report of Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing. The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Credit and Guaranty Agreement dated as of December 17, 2014

10.2	Form of Deferred Restricted Stock Unit Agreement

99.1	Press release issued by Pattern Energy Group Inc. dated December 17, 2014 regarding expanded credit facilities

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Pattern Energy Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2014

PATTERN ENERGY GROUP INC.
By:	/s/ Dyann S. Blaine
Name: Dyann S. Blaine
Title: Vice President and Secretary